Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-108941 and 333-123881 on Form S-8 of our reports dated February 28, 2006, relating to the financial statements and financial statement schedule of Washington Group International, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Washington Group International, Inc. for the year ended December 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Boise, Idaho
March 1, 2006